Exhibit 99.1

Poniard Pharmaceuticals Receives Special Protocol Assessment for

Pivotal Phase 3 Trial of Picoplatin for Small Cell Lung Cancer

— Company Planning to Begin Pivotal Phase 3 SPEAR Trial in First Half of 2007 —

South San Francisco, Calif. (January 3, 2007) — Poniard Pharmaceuticals, Inc. (NASDAQ: PARD), a specialty pharmaceutical company focused on oncology, today announced that it has received a Special Protocol Assessment (SPA) agreement from the U.S. Food and Drug Administration (FDA) for its pivotal Phase 3 SPEAR (Study of Picoplatin Efficacy After Relapse) trial of picoplatin for the treatment of small cell lung cancer (SCLC).

Picoplatin, the Company’s lead product candidate, is a new generation platinum therapy with an improved safety profile.  It is designed to overcome and prevent platinum resistance associated with chemotherapy in solid tumors.  Poniard received orphan drug designation in November 2005 from the FDA for picoplatin for the treatment of SCLC.

“This SPA agreement with the FDA solidifies our plan to conduct a single pivotal Phase 3 trial that evaluates overall survival as the primary endpoint in order to rapidly achieve U.S. approval for picoplatin for the treatment of patients with small cell lung cancer who currently are severely underserved,” said Jerry McMahon, Ph.D., chairman, president and CEO of Poniard.

Based on the positive interim median overall survival data from Poniard’s ongoing Phase 2 clinical trial of picoplatin in patients with SCLC announced last month, the Company plans to initiate the SPEAR trial in the first half of 2007.  The primary endpoint of this pivotal Phase 3 international, multi-center, randomized trial will be overall survival.  Overall response rates, progression-free survival and disease control also will be evaluated.  The Company expects to enroll approximately 400 patients in the trial, which is expected to take about 20 months to complete enrollment and follow up.  The trial will have a 2:1 randomization comparing picoplatin plus best supportive care to best supportive care alone, and will include patients who are refractory to, or who have progressed within six months of completing, treatment with first-line platinum chemotherapy (cisplatin or carboplatin).  The Company expects to file a New Drug Application for the SCLC indication in 2009.

Interim Phase 2 Survival Results

In November 2006, Poniard announced interim median overall survival data from its ongoing open-label, multi-center, Phase 2 clinical trial.  This ongoing trial is designed to confirm the clinical activity of picoplatin as second-line therapy in SCLC patients with platinum-refractory disease or disease that has progressed within six months following first-line treatment with a platinum-based chemotherapy, such as cisplatin or carboplatin.  Overall response rates, progression-free survival, improvement in disease-related symptoms and disease control are being evaluated in addition to overall survival.

An interim analysis showed a median overall survival of 26.7 weeks in the 72 evaluable patients treated with picoplatin.  According to the 2006 National Comprehensive Cancer Network practice guidelines, the median survival for patients who receive second-line chemotherapy is approximately 16 to 20 weeks.  At the time of the interim analysis, there had been 22 deaths from disease progression among the 77 picoplatin-treated patients.  Although there were not sufficient data on the last five patients enrolled in the Phase 2 study to include them in the interim analysis, data for all patients will be included in the final analysis.  Final results are expected in mid-2007 and will be submitted for presentation at upcoming scientific conferences.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the discovery, development and commercialization of innovative oncology products to impact the lives of people with cancer.  Picoplatin, the Company’s lead product candidate, is a new generation platinum therapy with an improved safety profile.  An intravenous chemotherapeutic agent, it is designed to overcome and prevent platinum resistance associated with chemotherapy in solid tumors.  Picoplatin is currently being studied in clinical trials for the treatment of small cell lung, colorectal and hormone-refractory prostate cancers.  As part of the Company’s strategic goal of building a diverse oncology pipeline, the Company also is collaborating with the Scripps Florida Research Institute on the discovery of novel, small-molecule, multi-targeted protein kinase inhibitors.  For additional information please visit www.poniard.com.

This release contains forward-looking statements, including statements regarding the Company’s business model, drug development program and clinical trial plans and preliminary results to date.  The Company’s actual results may differ materially from those indicated in these forward looking statements based on a number of factors, including anticipated operating losses, uncertainties associated with research, development, clinical trials, the results of later clinical testing and related regulatory approvals, future capital needs and uncertainty of additional financing, competition, uncertainties associated with intellectual property, dependence on third-party manufacturers, suppliers and collaborators, lack of sales and marketing experience, loss of key personnel, uncertainties associated with market acceptance, technology change and government regulation, general market conditions and the other risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2007 Poniard Pharmaceuticals, Inc.  All Rights Reserved.

Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

For Further Information:

Julie Rathbun

Poniard Pharmaceuticals

Corporate Communications

7000 Shoreline Court, Suite 270

South San Francisco, CA  94080

206-286-2517

jrathbun@poniard.com

# # #